Exhibit 10.28


                       GreatBio Technologies, Inc.
                        150 Lucius Gordon Drive
                        West Henrietta, NY 14586
                              716-214-2432
                              716-424-6538
                            mike@servtech.net

February 28,2001

Mr. Wilson Greatbatch
5935 Davison Road
Akron, NY 1400 1

Dear Wilson:

    This letter will confirm our understanding with respect to the development of MRI compatible cardiac pacemakers by Greatbatch Enterprises, Inc. on behalf of GreatBio Technologies, Inc. We have agreed on the following terms:

    1) Greatbatch Enterprises, Inc. will perform research and development activities for the development of cardiac pacemakers the performance of which is not adversely affected by magnetic resonance imaging technology.

    2) The research and development activities will be performed exclusively for the benefit of GreatBio Technologies, Inc.

    3) Greatbatch Enterprises will assign all patents, other intellectual property and derivative intellectual property resulting from the research and development activities to GreatBio Technologies, Inc.

    4) GreatBio Technologies, Inc. will pay all direct and indirect expenses of Greatbatch Enterprises, Inc. incurred in connection with the research and development activities up to a maximum of $500,000 per year. If you agree with this understanding please sign and date the enclosed copy of this letter and return it to me.

       I am looking forward to a very fruitful relationship.


Sincerely:

GreatBio Technologies, Inc.
Michael L. Weiner, CEO


Accepted:

Date:          Greatbatch Enterprises, Inc.

               By:
                   Wilson Greatbatch, President